Exhibit 99.1

For Immediate Release

UQM Technologies Announces $6.4 Million Registered Direct Offering

LONGMONT, COLORADO, October 27, 2015 - UQM Technologies Inc. (NYSE MKT: UQM) today announced that it has entered into definitive agreements with institutional investors to purchase in a registered direct offering an aggregate of 8.0 million units for a total purchase price of approximately $6.4 million ($0.80 per unit). Each unit consists of one share of UQM common stock and 0.5 of a warrant. Each warrant gives the warrant holder the right to purchase one share of UQM common stock at a price of $1.31 for a period beginning six months from the date of issuance through the fifth anniversary of the date of issuance.  The closing of the offering is expected to take place on or about October 30, 2015, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. acted as the Lead Placement Agent and Rodman & Renshaw, a unit of H.C. Wainwright & Co., acted as Co-Placement Agent for the offering.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-193305) which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 23, 2014. When filed with the SEC, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our current expectations about the anticipated successful closing date of this offering. Important factors that could cause actual results to differ from those contained in the forward-looking statements include the ability to timely satisfy closing conditions and other factors described in our Form 10-K and Form 10-Q’s under the heading “Risk Factors”, which are available through our website at www.uqm.com  or at www.sec.gov.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901